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                                                      Exhibit 99.1

                                  FOR IMMEDIATE RELEASE



                            AMPHENOL CORPORATION ANNOUNCES
                                     MERGER WITH
                       KOHLBERG KRAVIS ROBERTS & CO. AFFILIATE

         Wallingford, Connecticut. January 23, 1997. Amphenol Corporation (NYSE-APH), one of the world's leading manufacturers and marketers of interconnect products, and Kohlberg Kravis Roberts & Co. (KKR) today jointly announced the signing of an Agreement and Plan of Merger providing for the merger of Amphenol with NXS Acquisition Corp., a company formed by KKR. Upon completion of the transaction, KKR, through its affiliates, will be the majority owner of Amphenol. The merger, which is valued at approximately $1.5 billion, including indebtedness to be refinanced, is expected to be consummated in April 1997.

         The agreement provides that the owner of each outstanding share of Amphenol Class A common stock can elect either to receive $26.00 in cash for that share or to retain that share. However, in no event can more than 4.4 million shares of Amphenol common stock (approximately 10% of the currently outstanding shares) be retained by present Amphenol shareholders. If holders elect to retain more than 4.4 million of the outstanding shares, then the shares available will be prorated among those electing to retain and cash will be paid for all other shares. If holders elect to retain fewer than 4.4 million of the outstanding shares, the remaining available shares will be prorated among those electing cash.

         Following the merger, affiliates of KKR expect to own in excess of 75% of Amphenol's outstanding shares. Amphenol will continue to have shares publicly traded on the New York Stock Exchange. KKR, through its affiliates, will invest up to $374 million of equity in the transaction.

         Martin H. Loeffler, President and Chief Executive Officer of Amphenol, commented, "I am enthusiastic about the opportunity being created for the future development of Amphenol by this transaction. KKR's financial resources and expertise provide strong support for the Company as it pursues new product development programs, acquisitions and investments to capitalize on and further expand its worldwide presence. Under this new ownership structure, our current management team will continue to be responsible for the operations and business of Amphenol, and with our new partnership with KKR I am confident that we will be able to continue to successfully pursue our goals and business strategies."

         "Amphenol is a well-managed and well-positioned company with exciting growth prospects," said Michael W. Michelson, member of KKR. "With the Company's strong management team, industry-leading technology and worldwide manufacturing base,


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together with KKR's financial strength and acquisition expertise, we expect
Amphenol to continue its rapid roll-out of new products for the expanding voice, video and data communication markets and aerospace, industrial and automotive markets, among others."

         The merger agreement includes provisions prohibiting Amphenol from actively soliciting another purchase, and provisions relating to the payment of certain fees and reimbursement of certain expenditures to KKR under certain circumstances. Lawrence J. DeGeorge, Chairman of the Board of Amphenol, and certain members of his family (and a trust founded by them) who hold, in the aggregate, approximately 30% of the outstanding Amphenol common stock, have agreed to vote their shares in favor of the merger. An affiliate of KKR will also have the option to call the DeGeorge family shares under certain circumstances, and following the recapitalization such stockholders will have the option to put the shares which they retain following the merger to the affiliate, in each case for $26.00 in cash per share.

         The merger is subject to certain conditions, including the approval of Amphenol's shareholders at a special meeting to be held as soon as practicable, the expiration of antitrust regulatory waiting periods and the completion of financing arrangements. After the merger, Amphenol will continue to operate as an independent public company under its current name with headquarters in Wallingford, Connecticut.

         Amphenol Corporation manufactures connectors, cable and interconnect systems for electronics, cable television, telecommunications, aerospace, transportation and industrial applications. The Company's products are engineered and produced in North America, Europe and the Far East and sold by a worldwide sales and marketing organization.

         KKR is a private investment firm based in New York and Menlo Park, California.

         Any offering of securities in connection with the merger will be made only by means of a prospectus.

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